Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Third Quarter Results
HOUSTON, Texas – October 28, 2005. Baker Hughes Incorporated (BHI — NYSE) today announced that net income for the third quarter of 2005 was $221.9 million or $0.65 per diluted share, up 61% compared to $137.5 million or $0.41 per diluted share for the third quarter of 2004 and up 1% compared to $218.8 million or $0.64 per diluted share for the second quarter of 2005.
Revenue for the third quarter of 2005 was $1,793.3 million, up 17% compared to $1,538.1 million for the third quarter of 2004 and up 1% compared to $1,775.5 million for the second quarter of 2005.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Baker Hughes and the oil service industry faced significant challenges in the third quarter. Disruptions from the Gulf of Mexico hurricanes negatively impacted our third quarter results by approximately $0.05 per share. Despite the disruptions, we achieved a $0.01 per share sequential increase in net income per share as price increases, productivity improvements, and a lower effective tax rate offset higher raw material costs, labor inflation, and the impact of the Gulf of Mexico hurricanes.”
Commenting on current market conditions, Mr. Deaton continued, “Activity increased in every region and challenged our ability to satisfy customer demand. We expect our customers will continue to increase their investment to develop oil and natural gas reserves to meet growing global demand. While the impact of high energy prices on the global economy is always a concern, and may result in brief periods of slower economic growth, we see a strong market continuing through 2006 and into 2007 and we expect to continue to grow revenue, profit, and profit margins.”
Mr. Deaton continued, “To meet the demands of this environment we are planning to increase our research and development funding as well as increase capital spending next year as we deploy additional technologies and services that create value for our customers. We have accelerated investment in training for both our new and current employees to further our goal of flawless execution at the well site. To fund these programs and offset other rising costs we are continuing to push for fair pricing across all divisions.”
Mr. Deaton concluded, “In closing I want to acknowledge once again the employees of Baker Hughes for their ongoing dedication and professionalism. I am particularly proud of the way they worked together to help their fellow employees who had their lives impacted by hurricanes Katrina and Rita. We once again demonstrated that it is our people that make the difference at Baker Hughes.”
During the third quarter of 2005, debt increased $5.9 million to $1,098.6 million, and cash increased $264.8 million to $742.1 million. In the third quarter of 2005, the company’s capital expenditures were $119.8 million, depreciation and amortization was $97.4 million and dividend payments were $39.1 million. On October 27, 2005 the company announced that the Board of Directors authorized a dividend in the amount of $0.13 per share to be paid in the fourth quarter of 2005, representing an increase from prior dividends of $0.115 per share.
In September 2002, the company’s Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. During the third quarter of 2005, the company did not repurchase any shares. In total, the company has repurchased approximately 8.1 million shares at a cost of $230.5 million. On October 27, 2005 the company also announced that the Board of Directors authorized the company to repurchase up to an additional $455.5 million of its common stock from time to time. The company now has authorization remaining to repurchase up to $500.0 million in stock.

Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	September 30,		June 30,
UNAUDITED	2005	2004	2005
Revenue	$1,793.3	$1,538.1	$1,775.5

Costs and Expenses:
Cost of revenue	1,225.5	1,103.8	1,220.8
Selling, general and administrative	257.0	229.7	252.8

Total costs and expenses	1,482.5	1,333.5	1,473.6

Operating income	310.8	204.6	301.9
Equity in income of affiliates	27.5	10.0	18.2
Interest expense	(18.8)	(16.9)	(16.7)
Interest income	4.9	0.1	3.3

Income from continuing operations before income taxes	324.4	197.8	306.7
Income taxes	(102.5)	(60.5)	(87.9)

Income from continuing operations	221.9	137.3	218.8
Discontinued operations:
Income (loss) from operations	—	(0.3)	—
Gain on disposal	—	0.5	—

Income from discontinued operations	—	0.2	—

Net income	$221.9	$137.5	$218.8

Basic earnings per share:
Income from continuing operations	$0.65	$0.41	$0.65
Income from discontinued operations	—	—	—

Net income	$0.65	$0.41	$0.65

Diluted earnings per share:
Income from continuing operations	$0.65	$0.41	$0.64
Income from discontinued operations	—	—	—

Net income	$0.65	$0.41	$0.64

Weighted average shares outstanding, basic (thousands)	340,509	334,114	338,604
Weighted average shares outstanding, diluted (thousands)	342,930	335,887	340,442

Depreciation and amortization expense	$97.4	$91.5	$93.6

Capital expenditures	$119.8	$77.9	$113.8

Consolidated Statements of Operations

	Nine Months Ended
(In millions, except per share amounts)	September 30,
UNAUDITED	2005	2004

Revenue	$5,219.4	$4,424.7

Costs and Expenses:
Cost of revenue	3,606.6	3,190.1
Selling, general and administrative	731.5	675.9

Total costs and expenses	4,338.1	3,866.0

Operating income	881.3	558.7
Equity in income of affiliates	66.2	22.4
Interest expense	(54.1)	(62.1)
Interest income	10.1	1.0

Income from continuing operations before income taxes	903.5	520.0
Income taxes	(283.0)	(171.6)

Income from continuing operations	620.5	348.4
Discontinued operations:
Income from operations	—	0.6
Loss on disposal	—	(0.5)
Gain on disposal	—	0.5

Income from discontinued operations	—	0.6

Net income	$620.5	$349.0

Basic earnings per share:
Income from continuing operations	$1.83	$1.05
Income from discontinued operations	—	—

Net income	$1.83	$1.05

Diluted earnings per share:
Income from continuing operations	$1.82	$1.04
Income from discontinued operations	—	—

Net income	$1.82	$1.04

Weighted average shares outstanding, basic (thousands)	338,825	333,192
Weighted average shares outstanding, diluted (thousands)	340,867	334,906

Depreciation and amortization expense	$283.4	$276.0

Capital expenditures	$319.2	$242.3

Consolidated Condensed Balance Sheets

	UNAUDITED	AUDITED
(In millions)	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$742.1	$319.0
Accounts receivable, net	1,526.3	1,356.1
Inventories	1,145.1	1,035.2
Deferred income taxes	191.9	199.7
Other current assets	48.2	56.6

Total current assets	3,653.6	2,966.6

Investments in affiliates	665.5	678.1
Property, net	1,318.4	1,334.1
Goodwill	1,323.5	1,267.0
Intangible assets, net	147.4	155.1
Other assets	394.7	420.4

Total assets	$7,503.1	$6,821.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$509.0	$454.3
Short–term borrowings and current portion of long-term debt	19.5	76.0
Accrued employee compensation	379.5	368.8
Income taxes	107.7	104.8
Other accrued liabilities	250.6	226.3

Total current liabilities	1,266.3	1,230.2

Long-term debt	1,079.1	1,086.3
Deferred income taxes and other tax liabilities	232.4	231.9
Pensions and postretirement benefit obligations	312.4	308.3
Other liabilities	72.5	69.2

Stockholders’ equity:
Common stock	341.8	336.6
Capital in excess of par value	3,321.4	3,127.8
Retained earnings	1,049.6	545.9
Accumulated other comprehensive loss	(159.8)	(109.8)
Unearned compensation	(12.6)	(5.1)

Total stockholders’ equity	4,540.4	3,895.4

Total liabilities and stockholders’ equity	$7,503.1	$6,821.3

Calculation of EBIT and EBITDA (non-GAAP measures)1

(In millions)
UNAUDITED	Three Months Ended
	September 30,		June 30,
	2005	2004	2005
Income from continuing operations before income taxes	$324.4	$197.8	$306.7
Interest expense	18.8	16.9	16.7

Earnings before interest expense and taxes (EBIT)	343.2	214.7	323.4
Depreciation and amortization expense	97.4	91.5	93.6

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$440.6	$306.2	$417.0

[1]	EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Operational Highlights
We report our results under three segments: Drilling and Evaluation, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ divisions; Completion and Production, which consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions; and WesternGeco, the seismic joint venture with Schlumberger Limited in which we have a 30% interest. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as “Total Oilfield.” Historical information on these segments from the first quarter of 2001 through the third quarter of 2005 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
Operational highlights for the three months ended September 30, 2005, September 30, 2004 and June 30, 2005 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended September 30, 2005 and 2004)

	Revenue		Operating Profit Before Tax[1]
	Q3 2005	Q3 2004	Q3 2005	Q3 2004

Drilling and Evaluation	$915.0	$764.8	$192.8	$130.2
Completion and Production	878.3	772.3	174.7	128.8

Oilfield Operations	1,793.3	1,537.1	367.5	259.0
WesternGeco	—	—	25.5	9.1

Total Oilfield	1,793.3	1,537.1	393.0	268.1
Corporate, net interest and other	—	1.0	(68.6)	(70.3)

Total	$1,793.3	$1,538.1	$324.4	$197.8

Comparison of Quarters — Sequential
(For the Three Months Ended September 30, 2005 and June 30, 2005)

	Revenue		Operating Profit Before Tax[1]
	Q3 2005	Q2 2005	Q3 2005	Q2 2005

Drilling and Evaluation	$915.0	$893.7	$192.8	$177.3
Completion and Production	878.3	880.9	174.7	175.6

Oilfield Operations	1,793.3	1,774.6	367.5	352.9
WesternGeco	—	—	25.5	18.5

Total Oilfield	1,793.3	1,774.6	393.0	371.4
Corporate, net interest and other	—	0.9	(68.6)	(64.7)

Total	$1,793.3	$1,775.5	$324.4	$306.7

[1]	Operating profit before tax is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company did not have any such non-operational items for exclusion in the first, second or third quarters of 2005 nor in any quarter of 2004. The company believes that operating profit before tax is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit before tax internally as a measure of the performance of the company’s operations. Reconciliation of GAAP (Generally Accepted Accounting Principles) and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

Revenue by geographic area for the three months ended September 30, 2005, June 30, 2005 and September 30, 2004 are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenue by Geography
(For the Three Months Ended September 30, 2005, June 30, 2005, and September 30, 2004)

					Total
	North	Latin	Europe, Africa,	Middle East,	Oilfield
Three Months Ended	America[1]	America[2]	CIS[3]	Asia Pacific[4]	Operations

September 30, 2005	$755.8	$181.4	$506.6	$349.5	$1,793.3
June 30, 2005	745.3	181.3	501.6	346.4	1,774.6
September 30, 2004	625.3	164.7	449.3	297.8	1,537.1

[1]	United States and Canada.

[2]	Mexico, Central America and South America.

[3]	Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4]	Middle East and Asia Pacific, including Egypt.
North American revenue increased 21% in the third quarter of 2005 compared to the third quarter of 2004, and increased over 1% sequentially compared to the second quarter of 2005. Our revenue in the third quarter of 2005 was negatively impacted by delays in customer activity in the Gulf of Mexico due to Hurricanes Dennis, Katrina and Rita, and positively impacted by increased customer activity in Canada and on land in the United States. All divisions had increased revenue in the third quarter of 2005 compared to the third quarter of 2004. Revenue at three divisions, Baker Atlas, Baker Hughes Drilling Fluids, and Baker Oil Tools, all heavily exposed to the Gulf of Mexico, was sequentially lower while the impact of the hurricanes was offset by higher land-based revenue at Baker Petrolite, Centrilift, Hughes Christensen, and INTEQ. Highlights included:
•	In the U.S. Mid Continent area, INTEQ established another VertiTrak® record, drilling a 10,800 foot interval during eight flawless runs to a total depth of 13,500 feet.

•	With operators focused on high rig rates and minimizing non-productive time, Baker Atlas recently logged three deepwater wells with an average depth in excess of 16 thousand feet in over 8,500 hundred feet of water for an independent in the Gulf of Mexico. The comprehensive logging suite included the proprietary 3D Explorer (3DEXSM) and Reservoir Characterization Instrument (RCISM) services. Total operating time was 130.5 hours, with no lost time.
Latin American revenue increased 10% in the third quarter of 2005 compared to the third quarter of 2004 and were flat sequentially compared to the second quarter of 2005. Revenue in the third quarter was negatively impacted by decreased customer activity in Venezuela where the rig count declined sequentially compared to the second quarter of 2005. Highlights included:
•	Baker Oil Tools, Centrilift, and Baker Atlas teamed up to install an intelligent well system (IWS) for a major international oil company in Ecuador. Baker Atlas provided packer setting services; Baker Oil Tools supplied the InForce® adjustable choke and surface-controlled sliding sleeve; Centrilift supplied an electrical submersible pump (ESP) system; and QuantX supplied their QuantX™ Harvest™ instrumentation to measure downhole pressure, temperature, flow and water cut in real-time.

•	Baker Atlas successfully completed a comprehensive logging operation for a strategic well in a major gas field offshore Brazil. The high-profile well was 18,400 feet deep and had a borehole temperature of more than 310° F.

Europe, Africa, and CIS revenue was up 13% in the third quarter of 2005, compared to the third quarter of 2004, and was up 1% sequentially compared to the second quarter of 2005. European revenue in the third quarter of 2005 was up 16% compared to the third quarter of 2004 and compared to a 19% increase in the rig count between the same periods. African revenue in the third quarter of 2005 was up 30% compared to the third quarter of 2004 and compared to a rig count that was flat between the same periods. Russia, CIS, and Caspian revenue was down 19% in the third quarter of 2005 compared to the third quarter of 2004, primarily related to lower sales of ESP systems by Centrilift. Highlights included:
•	In Nigeria, INTEQ reported the first deployment of the TesTrak™ formation pressure testing tool. A total of 33 tests were taken with a 100% success rate.

•	Baker Hughes Drilling Fluids and Baker Atlas were recently awarded contracts for drilling fluids and imaging wells for a challenging deepwater exploration well in the eastern Black Sea by a super-major. The customer identified PERFORMAX™ as the best water-based drilling fluid available for their well and confirmed its compatibility with Baker Atlas’ Star™ imaging system with tests at the Baker Hughes Experimental Test Area (BETA) facility in Oklahoma.

•	INTEQ set a new AutoTrak® record while drilling for a customer in Denmark, drilling a 17,600 foot section in one run. The well was optimally positioned in the reservoir based upon real time data from the APLS Elite suite, and all equipment performed flawlessly.

•	INTEQ continued to break records drilling extended reach wells in the remote and harsh environment of Sakhalin Island. The 30,000-plus foot well was drilled two weeks faster than planned, and was completed in only seven runs, demonstrating the reliability of INTEQ’s drilling and logging-while-drilling services.
Middle East and Asia Pacific revenue was up 17% in the third quarter of 2005, compared to the third quarter of 2004. Middle East revenue was up 33% in the third quarter of 2005 compared to the third quarter of 2004 and up 9% sequentially compared to the second quarter of 2005. Asia Pacific revenue was up 5% in the third quarter of 2005, compared to the third quarter of 2004 and down 7% sequentially compared to the second quarter of 2005, reflecting lower export sales to China. Highlights included:
•	In Egypt, a Hughes Christensen Genesis® PDC bit optimized for a rotary steerable system set a field record with a 157% increase in rate of penetration far surpassing that of a competitor’s bit.

•	Baker Hughes Drilling Fluids reported continued success with the PERFORMAX™ high-performance water-based mud system in the Kingdom of Saudi Arabia. Offset attempts to drill with conventional water-based systems had been unsuccessful.

Oilfield Operations
Unless otherwise noted, all comments in this section refer to Oilfield Operations which excludes WesternGeco.
The following table details the percentage change in revenue in the three months ended September 30, 2005, compared to the three months ended September 30, 2004 and June 30, 2005.
Comparison of Revenue
(For the Three Months Ended September 30, 2005 compared to the
Three Months Ended September 30, 2004 and June 30, 2005)
UNAUDITED

	September 30, 2004	June 30, 2005

Drilling and Evaluation	20%	3%
INTEQ	17%	5%
Baker Hughes Drilling Fluids	24%	2%
Baker Atlas	13%	-4%
Hughes Christensen	34%	8%

Completion and Production	13%	-1%
Baker Oil Tools	13%	-4%
Baker Petrolite	15%	-4%
Centrilift	10%	15%
Revenue for the third quarter of 2005 increased 17% compared to the third quarter of 2004 and increased 1% compared to the second quarter of 2005. Every division increased revenue compared to the third quarter of 2004 and INTEQ, Baker Hughes Drilling Fluids, Hughes Christensen and Centrilift increased revenue compared to the second quarter of 2005. INTEQ, Baker Hughes Drilling Fluids, Hughes Christensen and Centrilift all reported record revenue in the third quarter of 2005.
Every division reported improved profits in the third quarter of 2005 compared to the third quarter of 2004. INTEQ and Hughes Christensen reported record operating profits in the third quarter of 2005.
The non-GAAP measure of pre-tax operating margin, which is operating profit before tax divided by revenue, was 20.5% for the third quarter of 2005 compared to 16.8% for the third quarter of 2004 and 19.9% for the second quarter of 2005. INTEQ and Hughes Christensen reported record pre-tax operating margins in the third quarter of 2005, and every division except Baker Hughes Drilling Fluids, reported double digit pre-tax operating margins.

Corporate, Net Interest and Other
Corporate, net interest and other expenses were $68.6 million in the third quarter of 2005, down $1.7 million from the third quarter of 2004 and up $3.9 million from the second quarter of 2005. The decrease in corporate, net interest and other expenses compared to the third quarter a year ago was primarily due to lower costs related to retained assets and liabilities from the Baker Process segment and lower net interest costs offset by higher corporate spending and unfavorable changes in foreign currency. Compared to the second quarter of 2005, the increase was primarily due to unfavorable changes in foreign currency and higher corporate spending offset by lower costs related to retained assets and liabilities from the Baker Process segment.
Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any acquisition, disposition, merger, joint venture, adoption of accounting pronouncements, or other transaction that could occur in the future. Statements regarding WesternGeco are based on information provided by WesternGeco, and therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed in Forward-Looking Statements in this news release.
•	Revenue for the year 2005 is expected to be up 16% to 17% compared to the year 2004. Revenue in the fourth quarter of 2005 is expected to be up 12% to 14% compared to the fourth quarter of 2004 and up 5% to 7% compared to the third quarter of 2005.

•	WesternGeco is expected to contribute $86 million to $91 million in equity in income of affiliates for the year 2005 and $23.0 million to $28.0 million for the fourth quarter of 2005.

•	Corporate and other expenses, excluding interest expense, are expected to be between $208 million and $211 million for the year 2005 and approximately $60 million to $63 million in the fourth quarter of 2005.

•	Net interest expense is expected to be between $55 million and $56 million for the year 2005 and approximately $11 million to $12 million in the fourth quarter of 2005.

•	Net income per diluted share is expected to be between $2.52 and $2.54 for the year 2005. Net income per diluted share is expected to be between $0.70 and $0.72 in the fourth quarter of 2005.

•	Capital spending is expected to be between $490 million and $510 million for the year 2005.

•	Depreciation and amortization expense is expected to be between $380 million and $400 million for the year 2005.

•	The effective tax rate for the fourth quarter of 2005 is expected to be approximately 32.5%. The effective tax rate for the year 2005 is expected to be approximately 31.5%.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. eastern time, 7:30 a.m. central time, on Friday,

October 28, 2005. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Friday, November 11, 2005. The number for the replay is (706) 645-9291 and the access code is 8976489. The call and replay will also be webcast on www.bakerhughes.com/investor by selecting “News Releases” and then “Conference Calls”.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and those set forth from time to time in our filings with the Securities and Exchange Commission. The documents are available through the Company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement. Our expectations regarding our business outlook, including changes in revenue, pricing, capital spending, profitability, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
•	Oil and gas market conditions – the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; civil unrest or security conditions where we operate; expropriation of assets by governmental action.

•	Pricing, market share and contract terms – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.

•	Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.

•	Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.

•	Economic conditions – worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry.

•	Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS